UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012 (December 12, 2012)

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	001-35612	80-0763623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100 Ridgefield, Connecticut		06877
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 244-6550

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The board of directors (the “Board”) of Northern Tier Energy GP LLC (the “Company”), the general partner of Northern Tier Energy LP (the “Partnership”) previously adopted the Northern Tier Energy 2012 Long Term Incentive Plan (the “LTIP”). The LTIP is maintained to, among other things, attract, retain and motivate certain employees and directors of the Partnership, the Company and their affiliates. On December 12, 2012, the Board, by unanimous written consent, approved a form of award agreement that will be used to grant restricted unit awards pursuant to the LTIP (the “Restricted Unit Form”). The summary description of the Restricted Unit Form below is qualified in its entirety by reference to the Restricted Unit Form filed as Exhibit 10.1 to this Form 8-K.

The Restricted Unit Form will set forth the number of restricted units each recipient may be entitled to receive, subject to certain forfeiture restrictions and any applicable vesting schedules. The Partnership may issue certificates in the restricted unit recipient’s name at the time of grant that will be held by the Partnership until all restrictions have been lifted from the award, or the Partnership may evidence the grant of restricted units with a notation in the Partnership’s books. The restricted units will be granted with unit distribution rights, which means that in the event that the Partnership makes distributions with respect to its common units during the period of time that a restricted unit is outstanding, the holder of the restricted unit will receive a cash payment with respect to each restricted unit that is equal to the amount of the distribution that was made with respect to each common unit of the Partnership. If all restrictions imposed upon the restricted unit lapse, the award will be settled by an issuance of common units of the Partnership.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Form of Restricted Unit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC, its general partner

Date: December 17, 2012	By: /s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Restricted Unit Agreement